Exhibit 10.3

THE BEACHBODY COMPANY, INC.

2023 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

STOCK OPTION INDUCEMENT GRANT NOTICE

The Beachbody Company, Inc., a Delaware corporation (the “Company”) has granted to the participant listed below (“Participant”) the stock option (the “Option”) described in this Stock Option Inducement Grant Notice (the “Grant Notice”), subject to the terms and conditions of The Beachbody Company, Inc. 2023 Employment Inducement Incentive Award Plan (as amended from time to time, the “Plan”) and the Stock Option Agreement attached hereto as Exhibit A and certain vesting terms set forth in the attached Exhibit B (Exhibits A and B, collectively, the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	Mark Goldston

Grant Date:	June 15, 2023

Exercise Price per Share:	$0.4403

Shares Subject to the Option:	23,883,265 shares of Class A Common Stock

“Time-Vesting Shares”:	7,961,088

Performance and Time-Vesting Shares (“Performance-Vesting Shares”):	15,922,177

Expiration Date:	June 14, 2033

Vesting Commencement Date:	June 15, 2023

Type of Option	Non-Qualified Stock Option

Vesting Schedule:	The Time-Vesting Shares will vest and become exercisable as to 25% of the Time-Vesting Shares on each of the first four anniversaries of the Vesting Commencement Date, subject to the Participant’s continued service through the applicable vesting date.

The Performance-Vesting Shares will vest and become exercisable as set forth on Exhibit B hereto.

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By accepting (whether in writing, electronically or otherwise) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

THE BEACHBODY COMPANY, INC.	PARTICIPANT

By: /s/ Kathy Vrabeck	/s/ Mark Goldston
Name: Kathy Vrabeck	Mark Goldston
Title: Chief Operating Officer

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Exhibit A

STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1 Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”). The Option is intended to constitute an “employment inducement award” under New York Stock Exchange (“NYSE”) Rule 303A.08, and consequently is intended to be exempt from the NYSE rules regarding stockholder approval of stock option plans or other equity compensation arrangements. This Agreement and the terms and conditions of the Option shall be interpreted in accordance and consistent with such exemption.

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

ARTICLE II.

VESTING; PERIOD OF EXERCISABILITY

2.1 General Vesting; Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice and Exhibit B (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated. Any portion of the Performance-Vesting Shares that remain outstanding and are not Earned Performance-Vesting Shares (as defined in Exhibit B) as of the close of business on the Expiration Date set forth in the Grant Notice (the “Expiration Date”) automatically will be forfeited and terminated at the close of business on the Expiration Date without consideration therefor.

2.2 Change in Control. If (i) a Change in Control occurs, (ii) Participant remains in continued service until at least immediately prior to the Change in Control, and (iii) some or all Shares subject to the Option remain unvested as of immediately prior to such Change in Control, then:

(a) (x) the Performance-Vesting Shares will become Earned Performance-Vesting Shares based on the CIC Price (as defined in Exhibit B) (or, with respect to a Non-Transactional Change in Control, the Price Per Share (as defined in Exhibit B) as of the Change in Control date); provided, that, if the CIC Price (or, with respect to a Non-Transactional Change in Control, the Price Per Share as of the Change in Control date) falls between two Price Per Share Goals, then the number of Performance-Vesting Shares that become Earned Performance-Vesting Shares shall be determined using straight line interpolation between the Price Per Share Goals between which such price falls, and (y) such Earned Performance-Vesting Shares will become vested and exercisable as of immediately prior to the Change in Control;

(b) any Performance-Vesting Shares that have not become Earned Performance-Vesting Shares as of (or in connection with) the Change in Control will convert into Time-Vesting Shares and (x) to the extent the Option is Assumed in connection with such Change in Control, the Time-Vesting Shares will remain outstanding and eligible to vest and become exercisable on the first anniversary of the Grant Date, subject to Participant’s continued service through such date (or as otherwise set forth in Section 2.3(a) below) or, to the extent such Change in Control occurs after the first anniversary of the Grant Date, such Time-Vesting Shares shall vest and become exercisable in full as of immediately prior to such Change in Control; or (y) to the extent the Option is not Assumed in connection with such Change in Control, the Time-Vesting Shares shall vest and become exercisable in full as of immediately prior to such Change in Control.

2.3 Termination of Service.

(a) If Participant experiences a Qualifying Termination at any time, the then-outstanding portion of the Option shall vest and become exercisable in full, subject to and conditioned upon Participant’s timely execution, delivery and non-revocation of a general release of claims in a form prescribed by the Company.

(a) If Participant experiences a termination of service for any reason not described in Section 2.3(a) above, any portion of the Option that has not become vested on or prior to the date of such termination of service (including any Earned Performance-Vesting Shares) automatically will be forfeited and terminated as of the termination date without consideration therefor

2.4 Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.

2.5 Expiration of Option. The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a) The Expiration Date; provided, however, such Expiration Date may be extended pursuant to Section 5.3 of the Plan;

(b) Unless the Administrator otherwise approves a longer period, the expiration of three years from the date of Participant’s Termination of Service (except as set forth in subclause (c) or (d) below);

(c) Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause (except as set forth in subclause (d) below); and

(d) If a Change in Control has occurred and the Option is Assumed in connection therewith, the Expiration Date; provided, however, such Expiration Date may be extended pursuant to Section 5.3 of the Plan.

2.6 Certain Definitions.

(a) “Assumed” means that an Assumption occurs with respect to the Option in connection with a Change in Control.

(b) “Cause” means (i) Participant’s misconduct or intentional actions that has or is reasonably expected to have a material adverse economic effect on the Company; (ii) acts or threats of violence by Participant in any manner affecting the Company’s reputation or otherwise connected to Participant’s employment in any way; (iii) alcohol or substance abuse by Participant; (iv) Participant’s wrongful destruction of Company property; (v) any crime involving fraud, embezzlement, theft, conversion or dishonesty against the Company; or any conviction, or plea of guilty or nolo contendere, in a valid court of law for any other financial crime or felony; (vi) any act of fraud or personal dishonesty by Participant which relates to or involves the Company in any material way, including misrepresentation on Participant’s employment application or other materials provided in the course of seeking employment (or continued employment) at the Company; (vii) unauthorized disclosure by Participant of confidential information of the Company; (viii) material violation by Participant of any written policy of the Company; or (ix) gross negligence of, or gross incompetence in, the performance of Participant’s duties for the Company as determined in good faith by the Board. For purposes of this definition, references to the “Company” includes the Company and its Subsidiaries.

(c) “Good Reason” means (i) a material breach of this Agreement by the Company; (ii) without Participant’s approval, the relocation of the location where Participant works of more than 100 miles; (iii) the Company (or its successor or acquirer) ceasing to be a publicly-traded entity following a Change in Control; or (iv) a material diminution in Participant’s titles, duties, authority, or responsibilities. With respect to the acts or omissions set forth in this paragraph, (A) Participant shall provide the Board, within 45 days after the date of the occurrence of any event that Participant knows or should reasonably know to constitute Good Reason, with a written notice specifying in detail the basis for the termination of service for Good Reason and the provision(s) under this definition on which such termination is based, (B) the Company and its Subsidiaries shall have 30 days to cure the matters specified in the notice delivered, and (C) if uncured, Participant must terminate Participant’s service with the Company and its Subsidiaries in writing within 90 days thereafter in order for such termination to be considered to be for Good Reason.

(d) “Non-Transactional Change in Control” means a Change in Control that occurs solely pursuant to Section 11.6(b) of the Plan.

(e) “Qualifying Termination” means a termination of Participant’s service with the Company and its Subsidiaries by the Company (or an applicable Subsidiary) without Cause or by Participant for Good Reason.

ARTICLE III.

EXERCISE OF OPTION

3.1 Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.

3.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.

3.3 Tax Withholding; Exercise Price.

(a) Subject to Sections 3.3(b) and 3.3(c), payment of the exercise price and withholding tax obligations with respect to the Option may be by any of the following, or a combination thereof, as determined by the Company:

(i) Cash or check;

(ii) In whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Option creating the tax obligation, valued at their Fair Market Value on the date of delivery; or

(iii) In whole or in part by the Company withholding of Shares otherwise issuable upon exercise of this Option.

(b) Unless the Company otherwise determines, and subject to Section 9.11 of the Plan, payment of the exercise price and withholding tax obligations with respect to the Option shall be by delivery (including electronically or telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon exercise of the Option, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable exercise price and tax withholding obligations; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator.

(c) Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean the greater of (i) the minimum applicable statutory tax withholding rate or (ii) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction; provided, however, that (A) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (B) the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the Option under generally accepted accounting principles.

(d) Participant acknowledges that Participant is ultimately liable and responsible for the exercise price and all taxes owed in connection with the Option (and, with respect to taxes, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option). Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.

(e) Notwithstanding the generality of the foregoing, if any taxes, penalties or interest become payable by Participant with respect to the Option other than (i) federal, state or local income taxes and/or employment taxes generally applicable in connection with the exercise of stock options, (ii) capital gains taxes associated with the disposition of any Shares underlying the Option and/or (iii) taxes imposed under or by operation of Code Section 4999 (any such additional taxes, penalties or interest, the “Additional Taxes”), the Company shall pay to Participant an amount equal to such Additional Taxes, including any pyramiding federal, state or local income or employment taxes that become payable by Participant resulting from such payment (collectively, the “Payment”). Any Payment shall be paid by the Company simultaneously with the payment of such Additional Taxes by Participant, but in no event later than the end of Participant’s taxable year next following the taxable year in which the Additional Taxes are remitted to the applicable taxing authority; provided, however, that the Company may, in its sole discretion, withhold and pay to the applicable taxing authority, for the benefit of Participant, all or any portion of the Payment.

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the Option, including the number of Shares subject to the Option, the per Share exercise price and the Price Per Share Goals (as defined in Exhibit B), is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan. For purposes of clarity, in connection with an Equity Restructuring the Price Per Share Goals shall be subject to Section 8.1 of the Plan.

4.2 Clawback. The Option and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

4.3 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Chief Legal Officer at the Company’s principal office or the Chief Legal Officer’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.8 Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the Option without the prior written consent of Participant.

4.9 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.10 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

4.11 Not a Contract of Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

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Exhibit B

PERFORMANCE-VESTING SHARES VESTING SCHEDULE

Earned Performance-Vesting Shares

The Performance-Vesting Shares will be eligible to become “Earned Performance-Vesting Shares” based on the achievement of Price Per Share Goals set forth in the table below.

Vesting Tranche	Price Per Share Goal	Number of Earned Performance-Vesting Shares
“Tranche 1”	$1.00	3,980,544
“Tranche 2”	$1.50	3,980,544
“Tranche 3”	$2.00	3,980,544
“Tranche 4”	$2.50	3,980,545

For the avoidance of doubt, each Price Per Share Goal may be achieved only once and more than one Price Per Share Goal may be achieved on a particular date. For example, if the first Price Per Share Goal of $1.00 per share is satisfied on January 1, 2025, the Price Per Share thereafter drops below such level and again reaches $1.00 per share during the 30 consecutive trading-day period ending September 30, 2025, no additional Performance-Vesting Shares shall become Earned Performance-Vesting Shares as a result of reaching the same Price Per Share Goal for a second time.

Vesting and Exercisability of Earned Performance-Vesting Shares

Except as otherwise provided in Section 2.2 or 2.3 of the Agreement, with respect to any Performance-Vesting Shares that become Earned Performance-Vesting Shares, such Earned Performance-Vesting Shares shall vest and become exercisable on the applicable “Vesting Date” set forth in the table below based on such Earned Performance-Vesting Shares’ Vesting Tranche, in any case, subject to Participant’s continued service through the applicable Vesting Date.

Vesting Tranche	Vesting/Exercisability Date
Tranche 1	Later of the first anniversary of Vesting Commencement Date and the date on which the Price Per Share Goal is achieved
Tranche 2	Later of the first anniversary of Vesting Commencement Date and the date on which the Price Per Share Goal is achieved
Tranche 3	Later of the first anniversary of Vesting Commencement Date and the date on which the Price Per Share Goal is achieved
Tranche 4	Later of the first anniversary of Vesting Commencement Date and the date on which the Price Per Share Goal is achieved

In no event may more than 15,922,177 Performance-Vesting Shares vest and become exercisable pursuant to this Option.

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Definitions

“CIC Price” means, with respect to a Change in Control, the price per share of Class A Common Stock (or, in connection with a sale or other disposition of all or substantially all of the Company’s assets, the implied price per share of Class A Common Stock) paid by an acquiror in connection with such Change in Control or, to the extent that the consideration in the Change in Control transaction is paid in stock of the acquiror or its affiliate, then, unless otherwise determined by the Administrator, the CIC Price shall mean the value of the consideration paid per Share based on the average of the closing trading prices of a share of such acquiror stock on the principal exchange on which such shares are then traded for each trading day during the five consecutive trading days ending on and including the date on which a Change in Control occurs. In the event the consideration in the Change in Control takes any other form, the value of such additional consideration shall be determined by the Administrator in its good faith reasonable discretion in a manner intended to not diminish the value of the Option to the Participant.

“Price Per Share” means the Class A Common Stock’s average Fair Market Value per share measured over any 30 consecutive trading-day period; provided, however, that for purposes of determining the Price Per Share in connection with a Change in Control (other than a Non-Transactional Change in Control), the “Price Per Share” shall be equal to the CIC price and shall be measured without regard to such 30 consecutive trading-day period.

“Price Per Share Goal” means a target Price Per Share as set forth in the table above.

“Vesting Tranche” means any of Tranche 1, Tranche 2, Tranche 3 or Tranche 4.

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